Nationwide Fund Name NMF Bond Index
Subadviser Name "BlackRock Investment Management, LLC"
Issuer Marathon Petroleum Corporation
Purchase Date 01/27/11
Underwriter Morgan Stanley & Co. Inc
Principal Amount of Purchase "$40,000,000"
Principal Amount of Offering "$1,000,000,000"
Purchase Price $99.947
Commission 0.65%